Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 12, 2016, with respect to the combined statement of revenues and certain operating expenses of the Albertsons’ properties for the year ended December 31, 2015 included in the Current Report on Form 8-K/A of Agree Realty Corporation dated August 12, 2016.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Agree Realty Corporation on Form S-3 (File No. 333-201420).

/s/ GRANT THORNTON LLP

Southfield, Michigan

August 12, 2016